EXHIBIT 10.19

EXCLUSIVE MANUFACTURING AND DISTRIBUTION AGREEMENT

     THIS EXCLUSIVE MANUFACTURING AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of April, 2005, by and between Uroplasty, Inc., 2718 Summer Street N.E., Minneapolis, Minnesota 55413 (“Uroplasty”), and CystoMedix, Inc., 1887 Station Parkway N.W., Building #7, Andover, Minnesota 55304 for itself and all of its wholly-owned subsidiaries (collectively “CystoMedix”).

RECITALS:

     WHEREAS, Uroplasty manufactures and currently markets outside of the United States a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, gynecology, colon and rectal, otolaryngology and plastic surgery markets;

     WHEREAS, CystoMedix is a medical device company that develops products for patients in the urogynecology and gynecology markets and has developed, and continues to develop, neurostimulation devices currently being, or proposed to be, marketed under the brand names and trademarks (collectively, the “Trademarks”) URGENT®, “URGENT-PC™” and “URGENT-SQ™” (collectively as now existing or hereafter improved, modified or enhanced, the “Products”);

     WHEREAS, subject to FDA and other applicable regulatory approvals, Uroplasty desires to act as the exclusive manufacturer and distributor of the Products in the territories named herein, and CystoMedix desires and is willing to grant such rights to Uroplasty, on the terms and conditions contained herein.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.      Exclusive Manufacturing and Distribution Agreement.

     (a) For five years beginning on the Effective Date as described in Section 11 below (the “License Term”), CystoMedix hereby appoints and grants to Uroplasty, and Uroplasty hereby accepts from CystoMedix, the exclusive right and license to use, manufacture, market, sell and distribute the Products during the term of this Agreement, upon the terms and conditions contained herein.

     (b) The rights granted to Uroplasty under this Agreement shall extend throughout the territory of the United States of America, Canada, and all countries recognizing the medical device CE mark approval of the European Union, as the same may change from time to time (the “Territory”).

     (c) In connection with the above rights, CystoMedix hereby grants Uroplasty during the License Term:

     (i) an exclusive right and license to manufacture, have manufactured, use, sell, lease or otherwise dispose of Products in the Territory under CystoMedix’s U.S. Patent Nos. 6,493,588 and 5,711,314, under U.S. Patent Application Serial Nos. 10/195,197, 10/492,578 and 10/905,501 (and any patents that may issue with respect thereto) and under any other now existing or hereafter created U.S. or foreign patent or patent applications owned or controlled by CystoMedix (all together, the “CystoMedix Patent Rights”) and

     (ii) an exclusive right and license to make, use, lease, sell or otherwise dispose of the Products bearing the Trademarks together with all logos and designs or any other trademark, name or logo which CystoMedix uses to identify the Products now or hereafter, in the Territory.

     (d) Uroplasty has the absolute right in its sole discretion to grant one or more sublicenses to third parties for any or all of the rights granted to it by CystoMedix under this Agreement.

     (e) CystoMedix agrees that during the License Term, CystoMedix shall not enter into any arrangement or agreement with any other party for the manufacture, marketing, sale or distribution of the Products, or any product which competes with the Products, in the Territory, or cause or assist in any way in the creation, manufacture, marketing, sale or distribution of the Products, or any product which competes with the Products, in the Territory.

     (f) Despite the other provisions of this Agreement, CystoMedix may continue to serve its existing URGENT-PC customers and new prospects in the Territory until Uroplasty gives written notice to CystoMedix. Upon receipt of this notice, CystoMedix will promptly (but in not more than 10 business days) terminate its business activities in the Territory and turn over all customer relationships and prospects to Uroplasty.

     2.      Uroplasty’s Responsibilities. During the License Term, Uroplasty will at its sole cost and expense:

     (a) Regulatory Compliance. Undertake and manage all regulatory affairs for the sale and marketing of the Products in the Territory (such as the FDA 510(k) regulatory approval process in the United States, the European Medical Device Directives for CE marking, or Canadian Medical Device Regulations including CMDCAS) including using its commercially reasonable efforts to obtain and maintain regulatory and marketing approval for the sale and marketing of the Products in the Territory, undertaking design control and clinical testing and clinical trial requirements and obtaining approval for the use of labeling and promotional materials for the Products. Uroplasty will also undertake any testing and documentation necessary to obtain and file for marketing clearance in the Territory, including compliance with any applicable quality system regulations for design history. Uroplasty will exclusively own such testing results and documentation, the development work related thereto, the regulatory file materials and any regulatory and marketing clearances (including the CE mark and U.S. FDA 510(k) clearance) it obtains (the “Product Regulatory Materials”). Uroplasty will list the Products, as finalized by Uroplasty, with the U.S. FDA and other applicable regulatory agencies as Uroplasty products.

     After the License Term (but only if the License Term ends upon the natural expiration of this Agreement and specifically other than on account of (a) Uroplasty’s exercise of its Option or Right of First Refusal as described in Section 6 below or (b) a material breach by CystoMedix), Uroplasty will transfer ownership of the Product Regulatory Materials relating to the URGENT-PC product (in the form that such product exists on the date of this Agreement and not as improved, enhanced or modified hereafter) to CystoMedix.

     (b) Manufacturing of Products. Establish its own manufacturing facility (or outsource to a third party) for the manufacture of the Products according to all regulatory requirements of the Territory in which the Products will be distributed (i.e., U.S. FDA Quality System Regulations, European Medical Device Directives, or Canadian Medical Device Requirements (CMDCAS)) utilizing the documents provided by CystoMedix pursuant to Section 3(c) below. Uroplasty will own the manufacturing processes and documentation it develops and uses for the Products.

     (c) Marketing. Use its commercially reasonable efforts to market and sell the Products in the Territory at such prices, and on such terms, as Uroplasty shall determine in its sole discretion, and aid CystoMedix in obtaining applicable trademark registrations for the Trademarks in the Territory.

     3.      CystoMedix’s Responsibilities. During the License Term, CystoMedix will at its sole cost and expense:

     (a) Regulatory Assistance. Use its commercially reasonable efforts to assist Uroplasty in obtaining and maintaining FDA 510(k) marketing clearance in the United States and other similar and applicable regulatory approval for the marketing and sale of the Products in the Territory including by sharing (without cost) all technical files including but not limited to preclinical testing, design files, clinical, manufacturing, marketing and other data in CystoMedix’s possession, or otherwise available to it relating to the Products and regulatory approvals, and by providing (without cost) sample products for testing.

     (b) Regulatory Compliance. Supply Uroplasty with (i) any and all worldwide regulatory status changes relative to the Products market clearances, including any and all worldwide regulatory agency/Notified Body/consultant correspondence, (ii) worldwide clinical adverse event experience (including investigational notes), (iii) assistance as Uroplasty requests to investigate and resolve Products complaints and/or clinical adverse events and (iv) update the CystoMedix registration with the U.S. FDA and the Product device listings to reflect the provisions of this Agreement. CystoMedix will retain all responsibility, including regulatory responsibility, for clearance, design, manufacture, distribution, labeling and advertising of any Products manufactured by it, including prior to the date of this Agreement.

     (c) Products Design and Manufacturing Specifications. Deliver to Uroplasty the necessary product design and manufacturing specifications, as amended, modified or enhanced from time to time, for the manufacture of the Products (“Products Design and Manufacturing Specifications”).

     (d) Marketing Assistance. Use its commercially reasonable efforts to assist Uroplasty in the marketing of the Products by sharing (without cost) all of CystoMedix’s current and future marketing materials, including but not limited to product photographs and graphics, trademark logos and designs, brochures and website designs, customer lists and leads in the Territory and other information as reasonably requested by Uroplasty from time to time.

     (e) CystoMedix Patent Rights. Use its commercially reasonable efforts to maintain the validity and continuation of the outstanding CystoMedix Patent Rights, and to prosecute the issuance of the patent applications that are a part thereof.

     (f) Financial Records. Use its commercially reasonable efforts to maintain financial and accounting records sufficiently adequate so as to permit a independent registered public accounting firm to audit the financial statements of CystoMedix and subsidiaries as of and for the two years ended, or ending, as of then most recent CystoMedix fiscal year end (provided, that in no event shall CystoMedix be required to have financial and accounting records auditable for its fiscal year ended March 31, 2003 or earlier). To this end, CystoMedix agrees during the License Term, and prior to any exercise of Uroplasty’s Option or Right of First Refusal (as described in Section 6 below), (i) to retain a third party firm reasonably acceptable to Uroplasty (Matrix Associates, Inc. is hereby pre-cleared for this purpose) to assist CystoMedix on a quarterly basis in preparing appropriate financial statements and maintaining appropriate accounting procedures and (ii) to retain an independent registered accounting firm to observe the taking of CystoMedix’s inventory on the last day of each fiscal year.

     4. Inventory. Within 10 (ten) days following the Effective Date, deliver to Uroplasty 3/4ths of CystoMedix’s inventory. This inventory is currently in multiple locations within The Netherlands and the United States. The parties will equitably divide the component parts, subassemblies and finished items in a manner that will reasonably allocate 3/4th of the useful components and subassemblies (including those that can reasonably be salvaged from finished goods) for Uroplasty. Uroplasty shall pay CystoMedix for such inventory the sum of $25,000 in one lump sum payment payable within ten (10) days following the Effective Date.

     5.      Improved Products. Any improvement, enhancement or modification to the Products during the License Term, whether made singly or jointly by either CystoMedix or Uroplasty, their employees, independent contractors or agents, and whether or not patentable (all together, “Improved Products”), shall be owned exclusively by Uroplasty, subject to the following. Uroplasty will have the exclusive right to determine whether to seek patent protection for any of the Improved Products and will bear all patent prosecution and patent maintenance charges with respect to them. During (i) the License Term and (ii) after the License Term (but only if the License Term ends upon the natural expiration of this Agreement and specifically other than on account of (a) Uroplasty’s exercise of its Option or Right of First Refusal as described in Section 6 below or (b) a breach by CystoMedix), Uroplasty grants CystoMedix an exclusive, royalty-free, right and license to manufacture, have manufactured, use, sell, lease or otherwise dispose of the Improved Products outside of the Territory. However, in order to give Uroplasty the opportunity to file for patent protection on the Improved Products outside of the Territory, CystoMedix must give Uroplasty at least 90 days prior written notice of CystoMedix’s intention to market the Improved Products in any jurisdiction outside of the Territory. Using good faith at all times, the parties will notify, provide and otherwise cooperate with each other in all respects regarding the Improved Products without additional charge under this Agreement. Without limitation, this includes CystoMedix’s obligation to arrange for assignment by CystoMedix’s employees to Uroplasty of any rights to Improved Products.

     6.      Option and Right of First Refusal.

     (a) CystoMedix hereby grants Uroplasty the exclusive right and option to acquire all but not less than all of the assets of CystoMedix (the “Option”) pursuant to the asset purchase agreement attached as Exhibit A hereto (the “Asset Purchase Agreement”). Uroplasty may exercise this Option at any time beginning on January 1, 2006, but not later than 5:00 p.m. Central Time on June 30, 2008, by providing an executed copy of the Asset Purchase Agreement to CystoMedix.

     (b) In addition, if at any time before Uroplasty exercises its Option (including prior to the date that Uroplasty may first exercise the Option), CystoMedix receives a bona fide written offer by a third party, acceptable to CystoMedix, for the “Sale and Purchase” (as defined below) of CystoMedix (the “Written Offer”), Uroplasty shall have the first right and option (the “Right of First Refusal”) to consummate the transaction described in the Written Offer (at Uroplasty’s sole election) either (a) on the terms and conditions described in the Written Offer or (b) pursuant to the terms of the Asset Purchase Agreement. Upon receipt of the Written Offer, CystoMedix shall immediately deliver a copy of the Written Offer to Uroplasty. Uroplasty shall exercise its Right of First Refusal by giving written notice to CystoMedix within thirty (30) days of receiving a copy of the Written Offer. In the event that Uroplasty does not exercise the Right of First Refusal, CystoMedix may consummate a Sale and Purchase transaction pursuant to the terms of the Written Offer within 120 days of the date of the Written Offer; provided, that the purchaser or successor to CystoMedix or its assets agrees in writing to be bound by the provisions of this Agreement (including Uroplasty’s Option rights with respect to the assets or business formerly of CystoMedix that is purchased or otherwise acquired by the purchaser or successor pursuant to the Sale and Purchase transaction). If CystoMedix does not consummate the Sale and Purchase transaction within such 120-day period, the Right of First Refusal shall thereafter again apply. The term “Sale and Purchase” includes one or a combination of (a) a sale of all or substantially all of the assets of CystoMedix, (b) an issuance, sale or transfer of CystoMedix’s equity securities (including securities convertible into equity securities)

representing a majority interest of CystoMedix following the consummation of the transaction, (c) a merger or consolidation of CystoMedix with or into another company or entity or (d) other similar extraordinary corporate transaction.

     7.      Royalties. In consideration of the exclusive manufacturing and distribution rights granted by CystoMedix to Uroplasty hereunder, Uroplasty shall pay to CystoMedix the following royalties:

     (a) $225,000 is due and payable by Uroplasty on the Effective Date (the “Initial Royalty Payment”).

     (b) $250,000 is payable in twelve equal and successive monthly installments of $20,833.33 due on each monthly anniversary date of the Effective Date (the “Scheduled Monthly Royalty Payments”).

     (c) Uroplasty shall pay CystoMedix 7% of Uroplasty’s “Net Product Revenues” during the License Term. The term “Net Product Revenues” means (i) the actual amounts billed during the License Term by Uroplasty (translated into U.S. dollars consistent with the manner in which Uroplasty reports its revenues for SEC reporting purposes) for Uroplasty’s sale of Products to end users or distributors, or from Uroplasty’s sublicense of its rights hereunder to manufacture or distribute Products, in the Territory, less (ii) trade discounts to customers, refunds, advertising allowances, sales and excise taxes, other customer allowances or discounts actually given by Uroplasty and shipping and insurance charges. Royalties are due and payable quarterly within 45 days after the end of each of Uroplasty’s fiscal quarters on Net Product Revenues actually received during the applicable fiscal quarter. Simultaneously with the quarterly payments, Uroplasty shall deliver to CystoMedix a report of the Net Product Revenues and the computation of the royalty. Uroplasty agrees to maintain full and accurate records in sufficient detail to enable CystoMedix to determine the royalties payable hereunder. Despite any of the foregoing, royalties computed under this paragraph (c) shall be offset against (and thus reduced by) payments of the Scheduled Monthly Royalty Payments.

     8.      Product Purchases. During the License Term, Uroplasty grants CystoMedix the non-exclusive right to purchase, and Uroplasty agrees to sell, the Products to CystoMedix solely for sales outside of the Territory at a price, and on terms and conditions, to be determined by the parties in good faith. CystoMedix will be responsible for determining the regulatory clearance requirements, including manufacturing, submissions, labeling and promotional requirements in the jurisdiction in which CystoMedix supplies Products.

     9.      CystoMedix’s Representations and Warranties. CystoMedix represents and warrants to Uroplasty that (i) except as described on the attached Exhibit B, it is the full and exclusive owner of all right, title and interest in and to the Products, the Products Design and Manufacturing Specifications, the CystoMedix Patent Rights and the Trademarks (collectively the “CystoMedix Intellectual Property”), (ii) it has the sole and exclusive right to grant the rights under this Agreement to Uroplasty throughout the term of the Agreement, (iii) except as described on the attached Exhibit B, CystoMedix has received no notice alleging, and its executive officers are not aware, that the use of the CystoMedix Intellectual Property prior to the date hereof, or as contemplated and provided for herein, infringes or will infringe any patent, copyright, or other proprietary right of and third party in any jurisdiction and (iv) the making of this Agreement does not violate any agreement, right, or other obligation existing between CystoMedix and any other person, firm, corporation or entity. In addition, CystoMedix agrees that on or before the Effective Date, it will arrange for the holders of a majority of the outstanding shares of CystoMedix’s capital stock to execute and deliver to Uroplasty the consent to the transactions contemplated hereby in the form attached as Exhibit C.

10.      Indemnity.

     (a) By CystoMedix. CystoMedix shall indemnify, protect, defend, and hold Uroplasty, its sublicensees, parents, subsidiaries, and affiliates, and the respective officers, directors, shareholders, agents, and employees of all of the foregoing, harmless from and against any and all costs, claims, suits, losses, damages, liabilities, and expenses (including reasonable attorney’s fees) arising out of or resulting from (i) product, design and manufacturing defects in the Products as a result of the use of the Products Design and Manufacturing Specifications by CystoMedix, (ii) the breach by CystoMedix of any representation, warranty, covenant or obligation contained in this Agreement, (iii) the marketing, manufacture, distribution or use of the Products, and the activities of CystoMedix related thereto, prior to the Effective Date or (iv) any marketing, manufacture, distribution or other exploitation of the Products by CystoMedix outside the Territory.

     (b) By Uroplasty. Uroplasty shall indemnify, protect, defend, and hold CystoMedix, its parents, subsidiaries, and affiliates, and the respective officers, directors, shareholders, agents, and employees of all of the foregoing, harmless from and against any and all costs, claims, suits, losses, damages, liabilities, and expenses (including reasonable attorney’s fees) arising out of or resulting from (i) manufacturing defects in the Products resulting from other than the use of the Products Design and Manufacturing Specifications of CystoMedix or (ii) the breach by Uroplasty of any representation, warranty, covenant or obligation contained in this Agreement.

     11.      Effective Date and Termination. The Effective Date of the License Term is the date that Uroplasty pays the Initial Royalty Payment to CystoMedix. In any event, the Effective Date shall not be later than the earlier of (i) ten days after (and Uroplasty shall by such date pay the Initial Royalty Payment) the closing of one or more public or private offerings of Uroplasty’s securities that, with any other closing on or after the date hereof, aggregates at least $5,000,000 or (ii) August 1, 2005.

     Despite anything to the contrary in this Agreement, the License Term and this Agreement may terminate early as follows:

     (a) by mutual written agreement of the parties;

     (b) by either party upon written notice to the other of a material breach of this Agreement, but only if the other party does not cure the breach within 60 days after receipt of such written notice;

     Upon any termination, Uroplasty may dispose of all Products in its remaining inventory in the normal course of business.

12.      Confidentiality.

     (a) Each party agrees to keep confidential all proprietary and confidential information (written and oral) concerning the other’s business, financial, operational and acquisition plans and projections including the terms of this Agreement and the Asset Purchase Agreement. Each agrees to use this information only to further this Agreement. Neither party will disclose any of this information to any person, firm or entity, except on a need-to-know basis to its respective employees, agents, attorneys and advisors who agree to maintain the confidentiality of this information.

     (b) CystoMedix agrees that neither it nor its officers, directors, employees or agents, or any of their affiliates, will, directly or indirectly, purchase or sell (whether in a short sale transaction or otherwise) any of Uroplasty’s Common Stock (or options, warrants or other rights to purchase or acquire Uroplasty Common Stock) during the following time periods:

          (i) from this date until the day following the date Uroplasty issues a press release announcing the terms and conditions of this Agreement, and

          (ii) from the date Uroplasty exercises the Option or Right of First Refusal contained in Section 6 until the day following the date Uroplasty issues a press release announcing either abandonment of the Option or Right of First Refusal transaction or the consummation of the Option or Right of First Refusal transaction. In no event will CystoMedix or any of its officers, directors, employees or agents, or any of their affiliates, purchase or sell any of Uroplasty’s securities while in possession of material, non-public information related to Uroplasty.

     (c) A party is not responsible to keep confidential any information that (i) is or becomes public other than as a result of acts by or through such party, (ii) it can demonstrate is already known by such party at the time of the other’s disclosure, (iii) it independently obtains from a third party having no duty of confidentiality to the other, (iv) it independently develops without using confidential information from the other or (v) it must disclose pursuant to applicable laws or court order. CystoMedix acknowledges that Uroplasty will disclose regulatory and other data of CystoMedix to the FDA in connection with 510(k) applications and other applicable regulatory authorities in the Territory and that Uroplasty may file this Agreement with the U.S. Securities and Exchange Commission as part of Uroplasty’s periodic filings.

13.      Miscellaneous.

     (a) Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties hereof and their respective permitted successors and assigns. Without limiting the foregoing, Uroplasty may assign this Agreement to any person, firm or entity that acquires all or substantially all of Uroplasty’s assets or acquires Uroplasty by stock acquisition or merger.

     (b) No Amendment or Waiver. No provision of this Agreement will be deemed waived, amended or modified unless made in writing and signed by both parties. No waiver of rights shall constitute a subsequent waiver of any rights whatsoever.

     (c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and shall supersede all proposals and prior agreements and understandings, oral or written, and any other communications between the parties regarding this subject matter.

     (d) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise unenforceable or invalid, such provision will be deemed null and void to such extent as it will be determined to be illegal, unenforceable or invalid under such law, but this Agreement will otherwise remain in full force and effect.

     (e) Relationship of Parties. Uroplasty and CystoMedix are not partners, venturers, representatives, agents or employees of each other. Neither party has the authority to act for, represent or bind the other party in any manner. Neither party shall be responsible for the debts or liabilities of the other party unless agreed to in a separate written instrument and no party shall succeed to the debts or liabilities of the other solely by virtue of this Agreement.

     (f) Governing Law. This Agreement shall be governed by Minnesota law excluding its choice of law provision.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

UROPLASTY, INC	CYSTOMEDIX, INC.

By /s/ Sam B. Humphries	By /s/ J. Stephen Schmidt

Its President and CEO	Its Chairman

ASSET PURCHASE AGREEMENT	Exhibit A

     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated ___, 200___, is by and among Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), and CystoMedix, Inc., a Minnesota corporation (“CystoMedix”).

R E C I T A L S :

     WHEREAS, Uroplasty manufactures and markets a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, gynecology, colon and rectal, otolaryngology and plastic surgery markets;

     WHEREAS, CystoMedix is a medical device company that has developed products for patients in the urogynecology and gynecology markets, including neurostimulation devices currently being, or proposed to be, marketed under the brand names and trademarks (collectively, the “Trademarks”) URGENT®, “URGENT-PC™” and “URGENT-SQ™” (collectively as now existing or hereafter improved, modified or enhanced, and with any other CystoMedix products, being referred to hereafter as the “Products”);

     WHEREAS, pursuant to an Exclusive Manufacturing and Distribution Agreement dated April 18, 2005 (the “License Agreement”), Uroplasty has been acting as the exclusive manufacturer and distributor of the Products in particular territories named therein; and

     WHEREAS, pursuant to the License Agreement, Uroplasty has exercised its option or its right of first refusal to acquire all of CystoMedix’s assets on the terms and conditions of this Agreement;

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

     SECTION 1. DEFINITIONS

     Unless otherwise defined elsewhere in this Agreement, as used in this Agreement and any exhibits or schedules hereto, the following words and phrases shall have the meanings set forth below:

     “Act” shall mean the Securities Act of 1933, as amended.

     “Authorization” and “Authorizations” shall have the meanings ascribed to them in Section 5.23 below.

     “Base Balance Sheet” shall have the meaning ascribed to it in Section 5.4 below.

     “Closing” shall mean the consummation of the transactions contemplated herein as described in Section 4.1 below.

     “Closing Date” shall be the date of the Closing as described in Section 4.1 below.

     “Code” shall mean the Internal Revenue Code of 1986, as amended and interpreted by treasury regulations.

     “Uroplasty Common Stock” shall mean the Common Stock of Uroplasty, par value $.01 per share.

     “Employee Benefit Plans” shall have the meaning ascribed to it in Section 5.25(a) below.

     “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, foreign, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” shall be a bank or trust company selected by Uroplasty, unless otherwise agreed to by the parties.

     “Escrow Agreement” shall mean the Escrow Agreement by and among Uroplasty, CystoMedix and the Escrow Agent.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Financial Statements” shall have the meaning ascribed to it in Section 5.4 below.

     “Fraud” shall require a showing of an intent to deceive and, with respect to a claim of misrepresentation, that the party to be charged had Knowledge of the falsity of the representation (or acted recklessly in making the representation); and with respect to an omission, that the party to be charged Knowingly failed to disclose (or acted recklessly in failing to disclose).

     “Hazardous Materials” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other foreign, federal, state or local law, regulation, ordinance, rule or by-law, whether existing as of the date hereof, previously enforced or subsequently enacted pertaining to environmental or health and safety matters.

     “Intellectual Property” shall have the meaning ascribed to it in Section 5.13(a) below.

     “Knowledge” shall mean actual knowledge after reasonable investigation by the individual or the entity referred to.

     “Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     “Purchase Consideration” shall have the meaning ascribed to it in Section 3.1 below.

     “Qualified Plan” shall have the meaning ascribed to it in Section 5.25(b) below.

     “SEC” shall mean the U.S. Securities and Exchange Commission.

     “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 2. SALE OF ASSETS

     2.1 Sale of Assets by CystoMedix. Subject to the terms and conditions set forth in this Agreement, at the Closing, CystoMedix will sell, convey, transfer, assign and deliver to Uroplasty (or to a subsidiary of Uroplasty, if so designated by Uroplasty, referred to hereafter as the “Acquisition Subsidiary”), and Uroplasty (or its Acquisition Subsidiary) will purchase from CystoMedix, the exclusive right, title and interest, free and clear of all liens, security interests and encumbrances, in and to all of CystoMedix’s assets, whether personal, intangible, intellectual or otherwise (collectively, the “Assets”), except as specifically excluded in this Section 2.1, including, without limitation, the following:

     (a) Cash and Accounts Receivable. Any and all cash and bank accounts and all investments, investment accounts or other similar holdings, all accounts receivable and all credit balances, reimbursements or rebates arising prior to the Closing, but excluding any payments made or to be made by Uroplasty to CystoMedix pursuant to the License Agreement (such payments being part of the “Excluded Assets”).

     (b) Tangible Assets. All of CystoMedix’s physical assets utilized by or useful to it including, but not limited to, furniture, fixtures, equipment, machinery, hardware, office equipment, tools, supplies, inventories and any other tangible personal property or assets used or usable by CystoMedix in the operation of its business wherever located (including products on evaluation with customers or potential customers), together with any replacements and additions made between the date of this Agreement and the Closing.

     (c) Contracts and Agreements. All contracts and agreements of CystoMedix, including the confidentiality and noncompetition agreements between CystoMedix and each of the Transferred Employees and any other employee of CystoMedix hired by Uroplasty on or after the Closing Date and any renewals, extensions, amendments or modifications thereof (all together, the “Assigned Contracts”).

     (d) Intangible Assets. All patents, copyrights, trademark and service marks, tradenames including “CystoMedix,” the domain name “cystomedix.com,” licenses, computer software, code, trade secrets, business plans, rights, governmental permits, licenses, approvals or authorizations, CystoMedix’s telephone numbers and other intangible property rights and interests applied for, issued to or owned in whole or in part by CystoMedix, or under which CystoMedix is licensed. Without limitation, the purchased assets include U.S. Patent Nos. 6,493,588 and 5,711,314, U.S. Patent Application Serial Nos. 10/195,197, 10/492,578 and 10/905,501 (and any patents that may issue with respect thereto) and any other U.S. or foreign patent or patent applications owned or controlled by CystoMedix (all together, the “CystoMedix Patent Rights”).

     (e) Regulatory Assets. CystoMedix’s FDA 510(k) and foreign marketing clearances or registrations for Products, including, without limitation, all technical and design files related to preclinical testing, design, clinical, manufacturing, marketing, distribution, labeling, advertising, clinical adverse event experience (including investigational notes) and other regulatory matters, and any and all worldwide regulatory agency/Notified Body/consultant correspondence.

     (f) Product Design and Manufacturing Specifications. All product design and manufacturing specifications, as amended, modified or enhanced from time to time, for the manufacture of the Products (the “Products Design and Manufacturing Specifications”).

     (g) Marketing Materials. All marketing materials, including but not limited to product photographs and graphics, trademark logos and designs, brochures and website designs.

     (h) Goodwill. CystoMedix as a going concern, and any and all of its goodwill.

     (i) Customers. Any and all of CystoMedix’s past and present customer lists, prospect and prospect lists and relationships with customers and suppliers.

     (j) Business Records. All files, logs, records, books of account, financial records, supplier files and lists, including telephone numbers, payroll and personnel records, marketing data and reports, marketing information, brochures, art work, photographs, advertising materials, consultants’ reports, design drawings and other similar or related materials, but excluding CystoMedix’s corporate records and minute books (such latter materials also being part of the “Excluded Assets”).

     2.2 Assumption of Liabilities. Uroplasty (and its Acquisition Subsidiary, if applicable) shall not assume and Uroplasty (and its Acquisition Subsidiary, if applicable) shall not be liable for any of the obligations or liabilities of CystoMedix or for obligations related to the Assets of any kind or nature other than obligations or liabilities:

     (a) arising in the ordinary course of business that are associated with the Assets (but not the Excluded Assets); provided, however, that Uroplasty (and its Acquisition Subsidiary, if applicable) will not assume any obligations for accrued, but unpaid, regular, bonus or back compensation, vacation pay, severance pay or other similar amounts payable to employees of CystoMedix;

     (b) arising under or related to any of the Assets after the Closing Date which Uroplasty agrees to specifically assume at Closing;

     (c) arising under those real property leases of CystoMedix which Uroplasty may desire to assume and which are assigned and assumed pursuant to an agreement satisfactory to the parties to be executed and delivered at Closing; and

     (d) up to $1,400,000 of loans payable to Mr. J. Stephen Schmidt, Chairman of CystoMedix or his affiliates (“Schmidt”), incurred by CystoMedix prior to the date of the License Agreement (the “Bridge Loan”).

     2.4 Right of Inspection. From the date hereof and until Closing, CystoMedix will make available at reasonable times CystoMedix’s books, records and other financial statements and information as are requested by Uroplasty for examination, and for the examination by its advisors and such other information relating to the Assets as Uroplasty may reasonably request.

SECTION 3. PURCHASE CONSIDERATION

     3.1 Purchase Consideration. As full payment for the transfer of the Assets under Section 2.1 by CystoMedix to Uroplasty, Uroplasty agrees to pay CystoMedix the sum of the following (the “Purchase Consideration”):

     (a) Uroplasty Common Stock. In exchange for CystoMedix’s assets, on the Closing Date, Uroplasty will issue to CystoMedix that number of shares of Uroplasty’s Common Stock equal to the following formula (the “Shares”):

$3,485,000 divided by the Share Price, less a number of shares computed by dividing (x) the dollar amount of CystoMedix liabilities relating to accounting expenses paid by Uroplasty prior to the Closing Date (but excluding the first $50,000 of accounting expenses of or for the benefit of CystoMedix paid or incurred by Uroplasty prior to or after the date of this Agreement) by (y) the Share Price. In no event will the accounting expense deduction in this formula (after exclusion of the $50,000 basket amount) exceed $50,000.

     The term “Share Price” means the average of the high closing bid price of Uroplasty’s Common Stock, as quoted on the OTC Bulletin Board, during the 20 trading days prior to the Closing Date. All share computations shall be rounded to the nearest whole share.

     Despite the above, in computing the number of Shares issuable to CystoMedix, the $3,485,000 amount above shall increase at a rate of 10% per year (not compounded), commencing from the date that is two years after the date of the License Agreement, until Uroplasty exercises its Option or Right of First Refusal under the License Agreement.

     (b) Sales and Use Taxes. CystoMedix shall pay any sales, use or other similar taxes payable on account of the sale of the Assets to Uroplasty hereunder.

     (c) Repayment of Bridge Loan. Uroplasty shall pay $1,120,000 of the Bridge Loan in a lump sum at the Closing. The portion of the Bridge Loan not so payable in cash shall be payable at Closing by the issuance of a number of shares of Uroplasty’s Common Stock (the “Bridge Loan Shares”) computed by dividing the Bridge Loan amount to be converted by the Share Price (and rounding to the nearest whole share).

     (d) Uroplasty Stock Options. On the Closing Date, Uroplasty will grant on a pro rata basis to the then holders, if any, of outstanding options to purchase CystoMedix Common Stock new options (the “Uroplasty Stock Options”) to purchase an aggregate of 45,000 shares of Uroplasty’s Common Stock. The new options will be fully vested upon grant and exercisable for five years at the Share Price.

     3.2 Escrow of Certain Uroplasty Common Stock. Despite anything in this Agreement to the contrary, 20% of the Shares issued to CystoMedix under Section 3.1(a) above, and all of the Bridge Loan Shares, shall be delivered to the Escrow Agent (the “Escrowed Shares”), to be held by the Escrow Agent for purposes of Section 7 below.

     3.3 Allocation of Purchase Consideration. The Purchase Consideration shall be allocated among the Assets in such manner as Uroplasty shall reasonably specify in writing at Closing.

SECTION 4. CLOSING

     4.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Messerli & Kramer P.A. at 10:00 a.m., local time, on the 30th day after Uroplasty’s exercise of its Option or Right of First Refusal (as such terms are defined in Section 6 of the License Agreement), or at such other time and place and on such other date as Uroplasty and CystoMedix shall agree (the “Closing Date”).

     4.2 Deliverables at Closing. The parties shall deliver the following instruments, documents and property at the Closing to one another:

     (a) By Uroplasty. Uroplasty shall deliver the following instruments, documents and property at the Closing:

(i)	stock certificates representing the unescrowed Shares and the Bridge Loan Shares;

(ii)	stock certificates representing the Escrowed Shares which shall be delivered to the Escrow Agent together with stock powers thereto endorsed in blank and medallion signature guaranteed;

(iii)	the cash portion of the Bridge Loan amount to be repaid at Closing to Schmidt pursuant to Section 3.1(c) above;

(iv)	the Uroplasty Stock Options; and

(v)	the Escrow Agreement, in such form agreed upon by the parties, executed by Uroplasty.

     (b) By CystoMedix and Schmidt. CystoMedix (and Schmidt, as appropriate) shall deliver the following instruments, documents and property to Uroplasty at the Closing:

(i)	a Bill of Sale substantially in a form accepted to Uroplasty as executed by CystoMedix;

(ii)	any and all assignments and other appropriate documents and instruments in form necessary and reasonably acceptable to Uroplasty to transfer and assign to Uroplasty the Assets;

(iii)	the Escrow Agreement as executed by CystoMedix and Schmidt, together with the Escrowed Shares stock certificates and stock powers endorsed in blank with medallion signature guarantees;

(iv)	employment and noncompetition agreements in a form satisfactory to Uroplasty executed by each of the Transferred Employees;

(v)	consents of third parties necessary to transfer the Assets to Uroplasty unless waived in writing by Uroplasty;

(vi)	all consents, approvals, documents and certificates contemplated by this Agreement or reasonably requested by Uroplasty or its counsel and copies of all contracts, commitments, leases and other documents required to be identified on the Schedules hereto;

(vii)	UCC-3 Termination Statements terminating liens, if any, on the Assets;

(viii)	a one-year noncompetition agreement by CystoMedix, Schmidt and those employees of CystoMedix who are not Transferred Employees (together, the “Restricted Parties”) in form acceptable to Uroplasty. This agreement will, among other matters, preclude the Restricted Parties from competing worldwide with Uroplasty;

(ix)	a certificate of the President of CystoMedix certifying the truth and accuracy of CystoMedix’s representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date; and

(x)	resolutions of the Board of Directors and Stockholder of CystoMedix authorizing the transactions contemplated hereby.

     (c) Additional Matters. Each party agrees to execute and deliver such additional instruments, documents and property, and to take such additional action, as may reasonably be requested by another party hereto, or his, her or its counsel, in order to effectuate the transactions contemplated by this Agreement.

     4.3 Conditions to Closing. The Obligations of the parties to close hereunder are subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) CystoMedix’s Obligation. The obligation of CystoMedix to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

(i)	Uroplasty shall have performed, satisfied, and complied with all of its agreements, obligations and conditions required under this Agreement to be performed or complied with by it prior to the Closing including delivering all of the items specified in Section 4.2(a);

(ii)	The warranties and representations of Uroplasty made in this Agreement are true as of the Closing Date as though made at that time and Uroplasty shall deliver a certificate as described above to that effect.

     (b) Uroplasty’s Obligation. The obligation of Uroplasty to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

(i)	CystoMedix and Schmidt shall have performed, satisfied, and complied with all of their respective agreements, obligations and conditions required under this Agreement to be performed or complied with by them prior to or at the Closing including delivering all of the items specified in Section 4.2(b);

(ii)	The warranties and representations of CystoMedix made in this Agreement are true and correct as of the Closing Date as though made at that time and CystoMedix shall deliver a certificate as described above to that effect; and

(iii)	Uroplasty’s independent auditors shall have determined that CystoMedix has the requisite audited financial statements to comply with any applicable SEC reporting requirements.

     4.4 Operations Pending Closing. Until Closing or termination of this Agreement as provided below, CystoMedix shall continue to operate in the ordinary course of business. In addition, until Closing or termination of this Agreement as provided below, CystoMedix and Schmidt agree not to solicit, negotiate with or provide any information to any person, firm or entity other than Uroplasty and its employees, accountants, attorneys and representatives regarding any acquisition of the assets or capital stock of CystoMedix or any merger or other business combination involving CystoMedix or its assets or capital stock.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Uroplasty to enter into this Agreement and to consummate the transactions contemplated hereby, CystoMedix hereby makes to Uroplasty each of the representations and warranties set forth in this Section 5.

     5.1 Organization and Qualification. CystoMedix is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or as such business is currently conducted. CystoMedix is duly qualified or licensed to conduct business as a foreign corporation in and is in good standing in each jurisdiction in which the nature of the business conducted by CystoMedix or the character and nature of the property or assets owned or leased by CystoMedix makes such qualification necessary.

     5.2 Authority. CystoMedix has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by CystoMedix pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by CystoMedix has been duly and validly authorized and approved by all necessary action on the part of CystoMedix and no other action on the part of CystoMedix or its stockholders is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by CystoMedix and Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of CystoMedix, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles. The execution, delivery and performance by CystoMedix of this Agreement and each such agreement, document and instrument:

     (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to CystoMedix;

     (b) does not or will not violate any term or provision of the Articles or Bylaws of CystoMedix; and

     (c) does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which CystoMedix is a party or by which the Assets are bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Assets.

     Except as obtained by CystoMedix prior to the Closing, no consent or waiver by, approval of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance by CystoMedix of this Agreement and each agreement, document and instrument to be executed and delivered by CystoMedix pursuant to this Agreement.

     5.3 Subsidiaries. The only subsidiaries of CystoMedix are listed on Schedule 5.3, and all the capital stock of each of them is owned by CystoMedix, free and clear of any claims, liens or encumbrances of any kind. The subsidiaries are not engaged in any business activities and neither own nor hold any assets which are necessary or desirable for the operation of CystoMedix’s business or the manufacturing, license, sale, marketing or distribution of the Products.

     5.4 Financial Statements. Schedule 5.4 contains CystoMedix’s consolidated audited balance sheets and statements of income, cash flows and stockholders’ equity as of and for the two most recent fiscal years ended prior to the date hereof, along with the consolidated unaudited balance sheet of CystoMedix as of ___, 200___(the “Base Balance Sheet,” which shall be as of the most recently practicable month end date) and the related consolidated unaudited statements of income and cash flows of CystoMedix for the ___months then ended (all such financial statements being referred to collectively herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements or the notes thereto, and fairly present in all material respects the financial position of CystoMedix and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

     5.5 Title to Properties; Liens; Condition of Properties.

     (a) CystoMedix does not own any real property. The Schedule of Leases (Schedule 5.5(a)) contains a copy of and an accurate and complete list of all of CystoMedix’s leasehold interests in real and personal property, including a brief description of each leasehold interest (including the duration and financial terms thereof) and, if applicable, all liens, mortgages or other encumbrances upon each leasehold interest. All such leases to which CystoMedix is a party are currently in full force and effect and each party thereto has performed all of its obligations under each of such leases and is not in default thereunder, and CystoMedix is not aware of any event or condition which could result in a default under any such lease after notice or lapse of time or both, nor has CystoMedix received notice of any alleged default under any such lease. Except as set forth on the Schedule of Leases, the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such lease.

     (b) CystoMedix has good and marketable title to the Assets and none of the Assets is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge except as specifically reflected in the Financial Statements. Except as set forth on the Schedule of Fixed Assets (Schedule 5.5(b)), all of the Assets owned or leased by CystoMedix are in good repair and in working order. The Assets are the only assets used in or otherwise necessary to operate CystoMedix’s business as currently conducted or proposed to be conducted.

     5.6 Taxes. CystoMedix has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Except as set forth on the Schedule of Tax Matters (Schedule 5.6 hereto), all Taxes owed by CystoMedix (whether or not shown on any Tax Return) have been paid or provided for in CystoMedix’s Financial Statements. There are no actual, pending or threatened liens, encumbrances or charges against any of the Assets arising in connection with any failure (or alleged failure) to pay any Tax. Except as set forth on Schedule 5.6 hereto, CystoMedix has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     5.7 Absence of Undisclosed Liabilities. To the Knowledge of CystoMedix, as of the Base Balance Sheet date and the date hereof, CystoMedix had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by CystoMedix or the conduct of CystoMedix’s business prior to the Base Balance Sheet date regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the Financial Statements, are otherwise expressly disclosed in the Schedules to this Agreement or that have been incurred since the Base Balance Sheet date in the ordinary course of business.

     5.8 Absence of Certain Changes. Except as provided in the Schedule of Changes (Schedule 5.8 hereto), since the date of the Base Balance Sheet, there has not been:

     (a) any operation of CystoMedix out of the ordinary course of business or any change in the financial condition, properties, assets, liabilities, business, prospects or operations of CystoMedix which change, by itself or in conjunction with all other such changes, has been or is likely to be materially adverse;

     (b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Assets (including any patents, trademarks and copyrights) other than purchases and sales in the ordinary course of business;

     (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting CystoMedix’s Assets in excess of $5,000 per single occurrence;

     (d) any change in the accounting methods or practices followed by CystoMedix or any change in depreciation or amortization policies or rates theretofore adopted;

     (e) any material change in the manner in which inventory of CystoMedix is marketed or any increase in inventory levels in excess of historical levels for comparable periods;

     (f) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which CystoMedix is a party or by which it is bound and which is an Assigned Contract;

     (g) any agreement or understanding, whether in writing or otherwise, for CystoMedix to take any of the actions specified in paragraphs (a) through (f) above.

     5.9 Intellectual Property.

     (a) All domestic and foreign patents, patent applications, copyrighted works including software, copyright applications and registrations, trade names, trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications which are owned by or licensed to CystoMedix (collectively, the “Intellectual Property”) are listed in the Schedule of Intellectual Property (Schedule 5.9) attached hereto, which Schedule indicates, with respect to each, the nature of CystoMedix’s interest therein and the expiration date thereof or the date on which CystoMedix’s interest therein terminates. Except as set forth on the Schedule of Intellectual Property, the Intellectual Property have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country.

     (b) Except as set forth on the Schedule of Intellectual Property, the Intellectual Property is owned exclusively by CystoMedix, free and clear of any attachments, liens, encumbrances or adverse claims.

     (c) Except as set forth on the Schedule of Intellectual Property, there are no claims or demands of any other person pertaining to the Intellectual Property and no proceedings have been instituted, are pending or, to the Knowledge of CystoMedix, are threatened which challenge the rights of CystoMedix in respect thereof and CystoMedix has no Knowledge of any facts which could be the basis of any such claims. To the Knowledge of CystoMedix, there is no infringement of any of the Intellectual Property by others nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the Knowledge of CystoMedix, is threatened to be filed charging CystoMedix with infringement of any patent, trade name, trademark, service mark or copyright and CystoMedix does not know of any facts which could be the basis of any such claims. To the Knowledge of CystoMedix, there are no royalties, honoraria, fees or other payments payable by or on behalf of CystoMedix to any person with respect to any of the Intellectual Property.

     5.10 Trade Secrets and Customer Lists. CystoMedix owns or has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information and know-how (if any) required for or used in the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by CystoMedix. There are no payments which are required to be made by or on behalf of CystoMedix for the use of such trade secrets, inventions, developments, customer lists, copyrighted materials, manufacturing and secret processes and know-how. To the Knowledge of CystoMedix, CystoMedix is not using or in any way making any unlawful or wrongful use of any confidential information, copyrighted materials, know-how or trade secrets of any third party.

     5.11 Litigation. Except as set forth on the Schedule of Litigation (Schedule 5.12 hereto), there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to CystoMedix or the Assets. Except as set forth on the Schedule of Litigation, CystoMedix is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding. CystoMedix has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any of the Assets. CystoMedix has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to the Assets. CystoMedix has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are threatened to be released. Except as set forth on the Schedule of Litigation, there are no existing or, to the Knowledge of CystoMedix, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against CystoMedix for services or products which are defective or fail to meet any service or product warranties.

     5.13 Compliance with Laws. CystoMedix is not in material violation of any laws, rules or regulations which apply to the conduct of CystoMedix’s business or properties which violation has had or may be expected to have a material adverse effect on the Assets’ financial condition or results of operations. There has never been any citation, fine or penalty imposed, asserted or threatened against CystoMedix under any foreign, federal, state, local or other law or regulation relating to medical device, employment, immigration, occupational safety, zoning or environmental matters and CystoMedix is not aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has CystoMedix received any notice to the effect that CystoMedix is in violation of any such laws or regulations.

     5.14 Insurance. The Assets of CystoMedix are insured to the extent disclosed in the Schedule of Insurance (Schedule 5.14) attached hereto including present product liability insurance policies and product liability insurance policies held by CystoMedix over the past five years. All such present policies of insurance are in full force and effect, all premiums with respect thereto are currently paid and CystoMedix is in compliance with the terms thereof.

     5.15 Product Warranty. To the Knowledge of CystoMedix, each product manufactured, sold, leased or delivered by it has been in conformity with all applicable contractual commitments and all express and implied warranties.

     5.16 Product Liability. To the Knowledge of CystoMedix, CystoMedix has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation,

charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or services rendered by it.

     5.17 Finders’ Fees. CystoMedix has not incurred and will not incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

     5.18 Authorizations. CystoMedix has obtained and is in material compliance with all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations, including U.S. Food and Drug Administration and foreign medical device directives (collectively the “Authorizations” and individually an “Authorization”) which are necessary to permit it to conduct its business as presently conducted and for which the failure to comply with has had or may be expected to have a material adverse effect on its business, financial condition or results of operations. No proceeding is pending or, to the Knowledge of CystoMedix, is threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization.

     5.19 Employee Benefit Plans. After the Closing, CystoMedix will promptly terminate all employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, which are maintained by it (or any subsidiary of CystoMedix) or to which CystoMedix (or any subsidiary of CystoMedix) has or has ever had an obligation to contribute (the “Employee Benefit Plans”). There are no claims pending or, to the Knowledge of CystoMedix, threatened with respect to any Employee Benefit Plan, other than claims for benefits by employees, beneficiaries or dependents arising in the normal course of the operation of any such plan.

     5.20 Hazardous Materials; Environmental Compliance; Disclosure of Environmental Information. In connection with operating its business, CystoMedix has never generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by CystoMedix or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities. To the Knowledge of CystoMedix, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by CystoMedix, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site. To the Knowledge of CystoMedix, CystoMedix does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by CystoMedix in connection with the presence of any Hazardous Materials.

     To the Knowledge of CystoMedix, CystoMedix has no liability under nor has it ever violated any Environmental Law with respect to any property owned, operated, leased, or used by CystoMedix and any facilities and operations thereon. In addition, any property owned, operated, leased, or used by CystoMedix, and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws. CystoMedix has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and CystoMedix and Stockholder have no Knowledge that any of the above will be forthcoming.

     5.21 Completeness. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by CystoMedix to Uroplasty pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

     5.22 Certain Securities Law Matters. Through its officers and directors, CystoMedix has such knowledge and experience in financial business matters that its is capable of evaluating the merits and risks of an investment in Uroplasty Common Stock to be received pursuant to this Agreement. CystoMedix acknowledges its access to Uroplasty’s annual, quarterly and periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC Reports”), and being offered the opportunity to ask questions of, and receive answers from, Uroplasty’s officers with respect to Uroplasty’s business and financial affairs. CystoMedix hereby acknowledges and agrees that the Uroplasty Common Stock to be acquired pursuant to this Agreement is being acquired for its own account and not for any other person, or with a view to distribution or sale thereof, and that such securities have not been registered under the Act or applicable state securities or “Blue Sky” laws, and therefore cannot be resold unless so registered or exempted therefrom. CystoMedix understands that certificates representing the Uroplasty Common Stock will bear the following legend reflecting the foregoing restrictions on transfer:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or under any applicable state securities laws (the “Laws”). The shares may not be sold, transferred, assigned, pledged or otherwise disposed of at any time unless they are registered under such Act and laws or unless in the opinion of legal counsel for the Company such disposition will not result in a violation of such Act or any such Laws.”

SECTION 6. REPRESENTATIONS AND WARRANTIES OF UROPLASTY

     Uroplasty hereby makes to CystoMedix each of the representations and warranties set forth in this Section 6 as follows:

     6.1 Organization and Good Standing. Uroplasty is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power to conduct its business as now being conducted.

     6.2 Authority. Uroplasty has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by it has been duly and validly authorized and approved by all necessary action on its part and no other action on its part is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Uroplasty pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Uroplasty, enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles. The execution, delivery and performance by Uroplasty of this Agreement and each such agreement, document and instrument:

     (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Uroplasty;

     (b) does not or will not violate any term or provision of the Articles of Incorporation or Bylaws of Uroplasty; or

     (c) does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Uroplasty is a party or by which the property of Uroplasty is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Uroplasty’s assets.

     No consent or waiver by, approval of, or designation, declaration or filing with, any Person or authority (governmental or otherwise) is required in connection with the execution, delivery and performance by Uroplasty of this Agreement and each agreement, document and instrument to be executed and delivered by Uroplasty pursuant to this Agreement.

     6.3 Uroplasty Common Stock. The Uroplasty Common Stock being issued hereunder will be (i) duly authorized, validly issued and outstanding, (ii) fully paid, non-assessable and free of preemptive rights and (iii) except as otherwise provided by this Agreement, free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances or other interests of third parties of any nature whatsoever.

     6.3 SEC Reports; Financial Statements. Except as described on Schedule 6.3, the Company has filed all SEC Reports required to be filed by it under the Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports, forms or other information). Unless corrected in a subsequent SEC Report, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed (if applicable, as corrected), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4 Completeness. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Uroplasty to CystoMedix pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

SECTION 7. INDEMNIFICATION

     7.1 Materiality; Survival. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties and shall survive the Closing hereof.

     7.2 Indemnification.

     (a) CystoMedix agrees to defend, indemnify and hold Uroplasty and its respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof harmless from and against any claims, damages, liabilities, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees and expenses as the same are incurred; together referred to as “Losses”) of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with any of the following matters:

(i)	a breach of any representation, warranty, agreement, covenant or obligation made by CystoMedix in this Agreement or in any Schedule, Exhibit, certificate or financial statement delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

(ii)	Fraud in connection with the making by CystoMedix of any representation, warranty, covenant or obligation or an intentional misrepresentation by CystoMedix of any representation, warranty, covenant or obligation; and

(iii)	any return, rebate or other expense (including warranty, installation, configuration or other service work) associated with products shipped and/or installed, or services rendered, by CystoMedix prior to Closing.

     (b) Uroplasty shall give prompt written notice to CystoMedix and, if the Escrow Agreement is still in effect, the Escrow Agent, of any claim, liability or expense to which the indemnification obligations hereunder would apply. Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted. The failure to promptly notify CystoMedix and the Escrow Agent (if applicable) as provided above shall not relieve CystoMedix of any liability hereunder except to the extent that the rights of CystoMedix have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

     (c) If such indemnification claim, liability or expense is the subject of litigation, CystoMedix shall have the right to participate at its own expense in the defense of any such litigation, or Uroplasty may authorize CystoMedix, if it so desires, to take over the defense of such litigation so long as such defense is expeditious and is undertaken by counsel reasonably acceptable to Uroplasty. Otherwise, Uroplasty will control the defense of such claim.

     (d) Upon resolution of the indemnification claim, whether by final judicial decision after all periods for appeal have lapsed, settlement, arbitration decision or otherwise, Uroplasty shall give CystoMedix written notice of the Losses incurred by Uroplasty with respect to the claim (the “Uroplasty Final Notice”). Thereafter, CystoMedix shall have 30 days to give Uroplasty written notice that it intends to dispute the amount of Uroplasty’s claimed Losses. Within 30 days after receipt of said written notice, Uroplasty shall attempt to settle the dispute with CystoMedix. If CystoMedix and Uroplasty do not reach settlement of Uroplasty’s claim within such 30 days, the dispute may at any time thereafter be submitted by either party to arbitration in Minneapolis, Minnesota, before three arbitrators, one of which is selected by CystoMedix, one of which is selected by Uroplasty and the third of which is selected by the first two arbitrators. The arbitration shall be conducted by the American Arbitration Association in accordance with the rules and procedures of the American Arbitration Association then in effect. CystoMedix and Uroplasty agree that the arbitrators’ award (which shall be agreed to unanimously by the arbitrators) shall be final and binding upon them with respect to the dispute and may be entered in any court having jurisdiction thereof. All costs of the arbitration (including the reasonable legal expenses of all parties thereto) shall be borne by CystoMedix and/or Uroplasty in the amounts determined by the arbitrators, which shall base such determination upon the relative merits of the respective positions of the parties in the dispute.

     The judgment upon the award may be entered in any court having jurisdiction thereof. There shall be added to the amount of any arbitration award interest at the rate of 10% per annum on the amount required to be paid pursuant to such award. This interest will be computed from the date payment would have been paid if not disputed by CystoMedix to the date paid and the arbitrators shall include provisions therefor in any award rendered. Following the resolution of such dispute by the arbitrators, Uroplasty shall submit a copy of the arbitrators’ award or decision to the Escrow Agent, which shall be entitled to rely upon such copy.

     Any claims as determined above in favor of Uroplasty first shall be resolved by cancellation of the Escrowed Shares (pro rata between shares contributed into escrow by CystoMedix and by Schmidt). If the Uroplasty Final Notice is given and is not disputed by CystoMedix, or if an arbitrators’ award on Uroplasty’s claim is granted, then the shares to be canceled shall be valued at the average of the high closing bid prices per share for the Uroplasty Common Stock as reported by the Nasdaq Stock Market (or such other exchange on which the Uroplasty Common Stock may be listed) for the ten (10) trading days ending on the trading day immediately prior to the date of the Uroplasty Final Notice (if not disputed by CystoMedix) or arbitrators’ award (if disputed by CystoMedix), as the case may be. If Uroplasty’s claim cannot be resolved with the number of shares of Uroplasty Common Stock remaining in escrow, then CystoMedix shall within ten (10) business days after written demand, pay the remaining claim amount to Uroplasty in cash.

     Despite the above provisions of this subsection (d), CystoMedix may resolve any claim by paying cash to Uroplasty. In such case, the shares of Uroplasty Common Stock that otherwise would have been released from escrow to Uroplasty for cancellation shall instead be released to CystoMedix, and Uroplasty shall join with CystoMedix in so instructing the Escrow Agent.

     (e) Notwithstanding anything else in this Section 7 to the contrary, no claim by Uroplasty under Section 7 may be enforced against CystoMedix unless Uroplasty gives CystoMedix written notice of such claim under Section 7.2(b) above within one (1) year from the Closing Date.

     (f) Notwithstanding anything to contrary in this Agreement, no Escrow Shares shall be released by the Escrow Agent so long as Escrow Agent has received notice of an Indemnifiable claim which has not been resolved pursuant to this Section 7.2.

SECTION 8. POST-CLOSING OBLIGATIONS .

     8.1 Registration Rights.

     (a) Request for Registration. If after the Closing and final termination of the Escrow, CystoMedix gives Uroplasty written notice that its board and stockholders have authorized a dissolution of CystoMedix, and if Uroplasty is then eligible to use Form S-3 (or its then equivalent) as a registration statement with the SEC, Uroplasty will use its commercially reasonable efforts to promptly file and obtain effectiveness of a registration statement on Form S-3 (or its then equivalent) under the Act covering the resale of the Uroplasty shares to be distributed upon dissolution to CystoMedix’s stockholders.

     (b) Expenses of Registration . With respect to each inclusion of Shares in a registration statement pursuant to this Section 8.1, Uroplasty shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Uroplasty and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for CystoMedix and its stockholders, underwriting discounts and commissions and transfer taxes for CystoMedix and its stockholders and any other expenses incurred by CystoMedix or its stockholders not expressly included above shall be borne by CystoMedix and its stockholders.

     (c) Registration Procedures. In the case of each registration effected by Uroplasty pursuant to this Agreement, Uroplasty will keep CystoMedix advised in writing as to the initiation of such registration and as to the completion thereof. Uroplasty will:

     (i) Prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary and use commercially reasonable efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed or for two years, whichever first occurs; and

     (ii) Furnish to CystoMedix such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

     8.2 Registration Indemnification.

     (a) By Uroplasty. Uroplasty will indemnify CystoMedix, and CystoMedix’s officers and directors, and each person controlling such CystoMedix within the meaning of Section 15 of the Act, and each selling stockholder with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Uroplasty of the Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to Uroplasty in connection with any such registration, and Uroplasty will reimburse each said persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Uroplasty will not be liable in any such case (i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Uroplasty by or on behalf of any such persons and stated to be specifically for use therein or (ii) insofar as the claim, loss, damage, liability or expense relates to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus but eliminated or remedied in the prospectus.

     (b) By CystoMedix and the Selling Stockholders. CystoMedix and the selling stockholders will indemnify Uroplasty, each of its directors and officers, other holders of Uroplasty’s securities covered by such registration statement, their officers and directors and each person controlling such other holder within the meaning of Section 15 of the Act, each person who controls Uroplasty within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by CystoMedix or a selling stockholder, and each person controlling it or them within the meaning of Section 15 of the Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to it, and will reimburse Uroplasty, such other holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but in the case of Uroplasty or the other holders or their officers, directors or controlling persons, only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to Uroplasty by or on behalf of CystoMedix or a selling stockholder.

     (c) Notice and Defense. Each party entitled to indemnification under this Section 8.2 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     8.3 Information by CystoMedix and Selling Stockholders. CystoMedix and each selling stockholder shall furnish to Uroplasty such information regarding CystoMedix, the Shares held by it or them and the distribution proposed by CystoMedix as Uroplasty may request in writing and as shall be required in connection with any registration referred to in this Agreement.

     8.4 Termination of Registration Rights. Despite anything else to the contrary, the rights granted pursuant to Section 8 shall terminate upon the date CystoMedix or its stockholders are able to immediately sell all Shares held by it or them under Rule 144 during any 90-day period.

SECTION 9. MISCELLANEOUS

     9.1 Fees and Expenses. Except as otherwise provided herein, each of the parties to this Agreement will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement (it being understood that CystoMedix’s expenses associated herewith will not be assumed by Uroplasty). All sales and transfer taxes, fees and duties under applicable law (including all stock transfer taxes, fees and duties, if any) incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by CystoMedix.

     9.2 Confidentiality. CystoMedix acknowledges that Uroplasty is a publicly traded company and agree that it will treat the existence and terms of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of Uroplasty or unless Uroplasty publicly discloses such information.

     9.3 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the choice of law provisions thereof. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota in connection with any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby (without, however, derogating from the exclusivity of the arbitration procedures set forth in subparagraph 7.2(d) hereof) and agree not to commence any action, suit or proceeding relating thereto except in such courts.

     9.4 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, on the date delivered if by telecopy or other written form of electronic confirmation:

To: UROPLASTY:	Sam B. Humphries, President and Chief Executive Officer
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
(612) 378-2027 (telefax)

With a copy to:	Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
(612) 672-3777 (telefax)

To: CYSTOMEDIX:	J. Stephen Schmidt, Chairman
1887 Station Parkway N.W., Building #7
Andover, Minnesota 55304
(763) 421-0116 (telefax)

With a copy to:	Frank I. Harvey, Esq.
Larkin Hoffman Daly & Lindgren Ltd.
7900 Xerxes Avenue South, Suite 1500
Bloomington, Minnesota 55435
(952) 896-3333 (telefax)

or to such other address of which any party may notify the other parties as provided above. Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

     9.5 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by all the parties hereto have been expressed herein or in said Schedules or Exhibits or in such other writings.

     9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns.

     9.7 Waivers; Severability. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     9.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matters covered by this Agreement (subject to the provisions set forth in Section 7.2), in addition to any other remedy to which they may be entitled, at law or in equity.

     9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

     9.10 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     IN WITNESS WHEREOF, the undersigned have hereto affixed their signatures.

Uroplasty, Inc.		CystoMedix, Inc.

By	By
Sam B. Humphries, President and Chief Executive Officer		J. Stephen Schmidt, Chairman

CystoMedix, Inc.
1887 Station Parkway N.W., Building #7
Andover, Minnesota 55304

April ___, 2005

Dear _____:

     As you are aware, we have entered into an Exclusive Manufacturing and Distribution Agreement with Uroplasty, Inc. Under this agreement, we have granted Uroplasty a five-year exclusive license to use our technology and patent rights to manufacture and sell our products in the United States and “CE-mark” countries (generally, Europe), or to sublicense others to do so. We have also granted Uroplasty an option and a right of first refusal to acquire our assets. In return, Uroplasty will pay us royalties. The agreement is attached for your review.

     As a condition of the agreement, Uroplasty requires that the holders of a majority of our outstanding Common Stock consent to the agreement, including its option and right of first refusal provisions. By your signature below, you hereby grant this consent. You also hereby appoint J. Stephen Schmidt as your attorney-in-fact (with full power of substitution) to vote all of your shares at any meeting of CystoMedix stockholders held at any time in favor of approving the agreement and the transactions contemplated by it, or to execute written consents on your behalf in lieu of any such meeting. Because of the benefit that CystoMedix, and therefore you as a stockholder, will receive in connection with the Uroplasty agreement, this proxy and power of attorney is coupled with an interest and is irrevocable. If for any reason your proxy and power of attorney is not effective, your signature constitutes your separate agreement with Mr. Schmidt to vote all of your shares at any meeting of CystoMedix stockholders held at any time in favor of approving the agreement and the transactions contemplated by it.

     Until Uroplasty makes a publicly discloses the agreement, you also agree to keep confidential its existence and terms. You further agree that you will not, directly or indirectly, purchase or sell (whether in a short sale transaction or otherwise) any of Uroplasty’s Common Stock (or options, warrants or other rights to purchase or acquire Uroplasty Common Stock) until the day following the date Uroplasty issues a press release announcing the terms and conditions of the agreement.

     If this letter is acceptable, please so indicate by your signature below.

Very truly yours,	Agreed to and accepted:

CystoMedix, Inc.

By

Its